2. Endorsement

Endorsement - Traditional Individual Retirement Annuity (IRA)

The contract is amended as follows:

1. Contract Owner

The definition of Contract Owner is amended by the addition of the following provision:

The contract is established for the exclusive benefit of the Contract Owner or his or her beneficiaries.

2. Purchase Payments

The following provision is added to the Purchase Payments Section:

There are no fixed Purchase Payments under this contract.

No Purchase Payments under this contract may be made unless this contract is a traditional Individual Retirement Annuity which meets the requirements of section 408(b) of the Internal Revenue Code of 1986, as amended (“Code”) for the taxable year of the Contract Owner for or during which the Purchase Payment is made. Consequently, no Purchase Payments will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer’s SIMPLE IRA plan. Purchase Payments must be paid in cash and either

(a) must meet the requirements for deduction under section 219 of the Code and must not exceed the lesser of the Contribution Limit or 100% of the Contract Owner’s Compensation includible in gross income for such tax year. The Contribution Limit is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008. For any taxable year beginning in a tax year after 2008, but on or before December 31, 2010 or such other date that may be specified under the Code, the $5,000 Contribution Limit shall be increased by the Secretary of the Treasury to reflect cost-of-living adjustments in accordance with section 219(b)(5)(C) of the Code. For tax years beginning in 2002 through 2005, if the Contract Owner is age 50 or over by the end of the taxable year, the Contribution Limit for such taxable year shall be increased by $500. For tax years beginning in 2006 through 2010 or such other year as specified under the Code, if the Contract Owner is age 50 or over by the end of the taxable year, the Contribution Limit for such taxable year shall be increased by $1,000. Effective for tax years beginning on or after January 1, 2011, the Contribution Limit shall be reduced back to $2,000, unless congressional action is taken on or before December 31, 2010 to retain the foregoing Contribution Limit increase in effect for 2008, as adjusted in accordance with section 219(b)(5)(C) of the Code.

(i) in the case of a traditional Individual Retirement Annuity established by the Contract Owner for the Contract Owner’s spouse, the maximum Purchase Payment per year for the Contract Owner’s spouse shall not exceed the Contribution Limit, provided that the combined contributions of the Contract Owner and the Contract Owner’s spouse do not exceed the combined Compensation of the Contract Owner and the Contract Owner’s spouse, and the Contract Owner and the Contract Owner’s spouse file a joint tax return;

(ii) in the case of a traditional Individual Retirement Annuity that accepts contributions under a simplified employee pension plan as defined in section 408(k) of the Code, the maximum Purchase Payment per year shall be equal to the lesser of

(A) 25% of compensation not in excess of the first $200,000, effective in plan years beginning on or after January 1, 2002 but before December 31, 2010 (or such other date specified in the Code), or

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2. Endorsement (continued)

(B) $40,000 (as adjusted under section 415(d) of the Code).

For purposes of the 25% limitation described in (A) above Compensation does not include any elective deferral described in Code section 402(g)(3) or any amount that is contributed by the employer at the election of the employee and that is not includible in the gross income of the employee under Code section 125, 132(f)(4) or 457.

(iii) in the case of a traditional Individual Retirement Annuity that accepts contributions under a simplified employee pension plan as defined in section 408(k) of the Code which includes a salary reduction contribution option, the maximum elective deferral per year is equal to the amount permitted under Code section 402(g) (as indexed for cost-of-living pursuant to Code section 402(g)) taking into account any salary reduction contribution made under a simplified employee pension plan, a qualified cash or deferred arrangement (as defined in Code section 401(k)), a SIMPLE retirement account under Code section 408(p)(2)(A)(i) or a Code section 403(b) plan maintained by an employer or an affiliate. Notwithstanding the foregoing, if an employee is age 50 or older by the end of the employee’s tax year and is restricted from otherwise making any further salary reduction contributions under the simplified employee pension plan, the employee may make additional salary reduction contributions to the plan for the employee’s 2002 through 2010 tax years or such other date specified in the Code, in accordance with, and subject to the limitations of Code section 414(v) and any guidance issued thereunder. An employee’s total salary reduction contributions cannot exceed his compensation. All retirement plans maintained by an employer will be treated as a single plan for purposes of these additional salary reduction contributions. These additional salary reduction contributions are not subject to any other contribution limit and are not taken into account in applying other contribution limits.

(b) must be paid with funds which qualify as a rollover contribution under section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or, for contributions made on or after January 1, 2002 but on or before December 31, 2010 or such other date specified under the Code, 457(e)(16) of the Code. Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code section 401(c)(2) shall be applied as if the term trade or business for purposes of Code section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as a deferred compensation. The term “compensation” shall include any amount includible in the Contract Owner’s gross income under Code section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code section 71(b)(2).

The Contract Owner understands and agrees that Penn Mutual is not responsible for determining whether any Purchase Payment exceeds the foregoing legal limits or qualifies as a rollover contribution under the Code.

3. Required Minimum Distributions

Any benefits payable under the Annuity Payments Section, or Withdrawal Section are subject to the following provisions:

Distributions before death

The entire interest of the Contract Owner

(a) Will commence to be distributed, no later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the “required beginning date”).

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(b) If distributions are made in the form of an annuity on an irrevocable basis (except for acceleration), distributions will commence not later than the required beginning date over the life of the Contract Owner, the lives of the Contract Owner, and his or her designated beneficiary, or a period certain not extending beyond the life expectancy of the Contract Owner, or the joint and last survivor expectancy of the Contract Owner and his or her designated beneficiary. Distributions made under this paragraph (b) must be made in periodic payments at intervals of no longer than one year and must be either non-increasing or they may increase only as provided in Q&As-1 and –4 of section 1 .401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. The distribution periods described in this paragraph (b) cannot exceed the periods specified in section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. The first required payment can be made as late as April 1 of the year following the year the Contract Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

(c) Notwithstanding any provisions of this contract to the contrary, the distribution of the Contract Owner’s interest shall be made in accordance with the requirements of section 408(b)(3) of the Code and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration) then distribution of the interest in the traditional Individual Retirement Annuity (as determined below) must satisfy the requirements of Code section 408(a)(6) and the regulations thereunder rather than paragraphs (a) and (b) above.

(d) A Contract Owner who is the owner of two or more traditional Individual Retirement Annuities may satisfy the minimum distribution requirements described herein by taking from one traditional Individual Retirement Annuity the amount required to satisfy the requirements for another in accordance with Q&A-9 of section 1.408-8 of the Income Tax Regulations, as long as the Individual Retirement Annuities considered have not begun payments in the form of an annuity.

Distribution upon death

Death On or After Required Distributions Commence. If the Contract Owner dies on or after required distributions commence, the remaining portion of such interest will be distributed in accordance with Q&A-5 of section 1.401(a)(9)-5 of the final Income Tax Regulations.

Death Before Required Distributions Commence. If the Contract Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly in accordance with the following:

(1) If the designated beneficiary is someone other than the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Contract Owner’s death, or, if elected, in accordance with paragraph (4) below.

(2) If the Contract Owner’s sole designated beneficiary is the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death (or by the end of the calendar year in which the Contract Owner would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (4) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such

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beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (4) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(3) If the sole designated beneficiary is the Contract Owner’s surviving spouse, the spouse may elect to treat the traditional Individual Retirement Annuity as his or her own traditional Individual Retirement Annuity. This election will be deemed to have been made if such surviving spouse makes a contribution to the traditional Individual Retirement Annuity or fails to take required distributions as a beneficiary.

(4) If there is no designated beneficiary, or if applicable by operation of paragraph (1) or (2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (2) above).

(5) Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (1) or (2) and reduced by one for each subsequent year.

The “interest” in the traditional Individual Retirement Annuity includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and –8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the traditional Individual Retirement Annuity, such as guaranteed death benefits.

Distributions to beneficiaries may be subject to restrictions imposed by the Contract Owner to the extent such restrictions are permitted under Penn Mutual’s administrative and operational procedures. Required distributions are considered to commence on the Contract Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

Except as required by the Commissioner of Internal Revenue, it shall be the responsibility of the Contract Owner or designated beneficiary to determine the dollar amount or amounts of the distribution or distributions he or she wishes in accordance with applicable laws and regulations and to inform Penn Mutual in writing of such determination on a form provided by Penn Mutual. Effective for required minimum distributions for calendar years beginning on or after January 1, 2003, Penn Mutual will provide the Contract Owner with such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Notwithstanding anything herein to the contrary, for determining required minimum distributions for calendar year 2002, the Contract Owner or the designated beneficiary may rely on the final Income Tax Regulations issued under section 408 of the Code, the proposed Income Tax Regulations issued in 2001 under section 408 of the Code, or the proposed Income Tax Regulations issued in 1987 under section 408 of the Code to the extent permitted by the final Income Tax Regulations issued under section 408 of the Code. Effective for distributions for calendar years beginning on or after January 1, 2003, the final Income Tax Regulations must be used for determining required minimum distributions.

If the Contract Owner has more than one beneficiary, Penn Mutual may be directed to establish separate accounts on behalf of each beneficiary in accordance with Q&A-2 of section 1.401(a)(9)-8 of the final

2. Endorsement (continued)

Income Tax Regulations. Any direction to establish separate accounts shall be made in accordance with procedures established by Penn Mutual.

4. Annuity Payments

In the Annuity Payments Section, the provision entitled “Annuity Date” is changed to read as follows, subject to the minimum distribution requirements of Paragraph 3 above being satisfied by such alternative methods as may from time to time be approved by the Commissioner of Internal Revenue.

Annuity Date. The Annuity Date shall be the first day of the month selected by the Annuitant in the application. The Annuity Date shall not be later than the first day of the next month after the Annuitant’s 90th birthday. The Annuitant may change the Annuity Date up to 30 days prior to the current Annuity Date.

5. Ownership, Transferability and Forfeitability Restriction.

The Annuitant is the Contract Owner. This contract is nontransferable by the Contract Owner and the entire interest of the Contract Owner is nonforfeitable in accordance with section 408(b)(1) and (4) of the Code.

6. Refund of Purchase Payments

Any refund of purchase payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the close of the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

7. Amendment of Contract.

To the extent necessary to comply with applicable laws and regulations, including the Internal Revenue Code and rules and regulations thereunder, Penn Mutual reserves the right to amend this contract and endorsement without the consent of the Contract Owner. Such amendment may, to the extent necessary, have retroactive effect. Penn Mutual reserves the right to make all other amendments to the contract, which will become effective upon 30 days written notice to the Contract Owner. The Contract Owner will be given a copy of any such amendments when they are made.

8. Periodic Reports.

As required by federal and state law and at least once each calendar year, Penn Mutual will furnish the Contract Owner with a periodic report on the Separate Account, the Variable Account Value, the number of Accumulation Units, the value per Accumulation Unit and the Fixed Account Value as they apply to the contract. Penn Mutual will also furnish the Contract Owner with such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue. If the contributions made on behalf of the Contract Owner are received directly by Penn Mutual from the employer, Penn Mutual will provide the employer with the summary description required by section 408(l)(2)(B) of the Code.

9. Miscellaneous.

The terms of this endorsement and any riders shall override any inconsistent or conflicting provisions in the contract and other endorsements. The Effective Date of this endorsement is the Contract Date.

Philadelphia, Pennsylvania	The Penn Mutual Life Insurance Company

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